Exhibit 99.1

Middleburg Financial Corporation Announces First Quarter 2005 Earnings

Contact:

Joseph L. Boling, Chairman & CEO

540-687-6377 or

ceo@middleburgbank.com

Kate J. Chappell, SVP & CFO

540-687-4816 or

cfo@middleburgbank.com

MIDDLEBURG, VIRGINIA (April 27, 2005) – Middleburg Financial Corporation (NASDAQ SM – MBRG) reported asset growth of 5.5% or $33.6 million for the first three months of 2005, leading to total consolidated assets of $639.7 million at March 31, 2005.  The loan portfolio achieved a record high quarterly increase of $46.9 million or 13.8% to $392.3 million at March 31, 2005.  Net income for the quarter ended March 31, 2005 was $1.4 million, or $0.36 per diluted share.  This is a 27.7% decrease from the $1.9 million, or $0.50 per diluted share reported for the quarter ended March 31, 2004.  The return on average assets and return on average equity were 0.93% and 11.09%, respectively, for the quarter ended March 31, 2005.

When compared to the first three months of 2004, core operations for the quarter ended March 31, 2005 have been impacted by increased funding costs, an increase in the provision for loan losses due to the large amount of loan growth experienced and expenses related to the staffing and opening of two new facilities.  One new branch opened in November 2004, and the other is scheduled to open midyear 2005. A decrease in mortgage banking income accounted for 35.7% of the decrease in earnings per diluted share for the quarter ended March 31, 2005.  Additionally, there were no gains realized on the sale of investment securities during the first quarter of 2005.

The components of net income per diluted share are summarized below:

	For the Quarter Ended
	March 31,

	2005	2004

Core Operations	$ 0.35	$ 0.41
Mortgage Banking Operations	0.03	0.08
Security Gains (Losses)	-	0.03
Amortization Expenses	(0.02)	(0.02)
Net Income Per Diluted Share	$ 0.36	$ 0.50

The Company has adopted a new business model whereby all of its financial resources will be available at a single branch, known as a financial service center location.  The financial service centers are larger than most traditional retail banking branches in order to allow commercial, mortgage, retail and wealth management personnel and services to be readily available to serve clients.  The Company’s execution of its new business model and the Company’s recent expansion is expected to negatively impact earnings in the current year.  Although the placement of commercial, mortgage, retail and wealth management personnel in each of the new locations may cost the Company earnings in the near term, both management and the Board of Directors believe that the investment in and commitment to assisting clients with the creation, preservation and transfer of their wealth will result in positive future returns for the Company and its shareholders.

“The opening of our Reston Financial Service Center in November marked Middleburg Bank’s first move outside of Loudoun County,” stated Joseph L. Boling, Chairman and CEO.  “This office emphasizes commercial banking and corporate cash management operations, as well as traditional banking services.  Middleburg Bank’s community focus and client-centered service culture align naturally with Reston’s business and neighborhood growth philosophy and we are already seeing strong support in that market.

“In 2005, we will open a new full-service financial center in Warrenton in Fauquier County.  We are considering additional opportunities in Fauquier since the demographics and culture of that market closely resemble those in Loudoun County where we have been so successful.

“The Board of Directors, management and employees of Middleburg Financial Corporation look forward to the continued implementation of our long-range plan for enhanced client relationships, geographic growth and profitability.  It is exciting to see our plans validated by our clients’ acceptance of our branch expansion plan and methods of more efficiently providing financial services.  We continue to be optimistic about our future.  We appreciate our shareholders’ continued support along the way.”

Net Interest Income and Net Interest Margin

The net interest margin declined slightly from 4.31% for the quarter ended March 31, 2004 to 4.29% for the quarter ended March 31, 2005. The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Because a portion of interest income earned by the Company is non taxable, the tax equivalent net interest income is considered in the calculation of this ratio.  Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is non taxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit for 2005 and 2004 is 35% and 34%, respectively. The reconciliation of tax equivalent net interest income, which is not a measurement under accounting principles generally accepted in the United States, to net interest income is reflected after the financial summary at the end of this press release. The Company’s annualized net interest income on a tax equivalent basis has increased $3.2 million from the quarter ended March 31, 2004 to $23.7 million for the quarter ended March 31, 2005. Total average earning assets increased $80.2 million from March 31, 2004 to March 31, 2005.

Net interest income increased 15.3% from $4.9 million for the quarter ended March 31, 2004 to $5.6 million for the same period in 2005.  Interest income increased 21.7% while interest expense increased 43.0% when comparing the quarter ended March 31, 2005 to the same period in 2004. In particular, interest income from loans increased $1.6 million when comparing the quarter ended March 31, 2005 to the same period in 2004.  The majority of the loan interest income increase was attributed to the increased volume of the loan portfolio.  Approximately $78.4 million, or 19.8%, of the loan portfolio at March 31, 2005 is tied to the Wall Street Journal prime interest rate. As a result, each 25 basis point increase to this index would result in nearly $196,000 in additional annual interest income for that portion of the loan portfolio. Mortgages held for sale were $11.6 million at March 31, 2005.  Mortgages held for sale also earn a variable rate of interest that is tied to the one month LIBOR rate.  Interest income from the investment portfolio decreased approximately  $221,000 from the quarter ended March 31, 2004 to $1.9 million for the three months ended March 31, 2005.  The average balance of the investment portfolio has decreased 10.9% over the same periods.

The Company’s interest rate profile has a slightly liability sensitive bias for the next 12 months.  The profile then shifts toward intermediate and long term asset sensitivity over a “one to two year” and “beyond two year” time frame, respectively.  The balance sheet growth strategy continues to move the Company towards a less liability sensitive profile as much of the recent loan growth has been of a variable rate.  Recent loan growth has been rapid and has outpaced deposit growth.  As a result, the recent funding increases have been made in the more interest rate sensitive categories such as overnight borrowings and shorter termed certificates of deposit. The Company intends to extend a portion of its funding in order to mitigate its short term interest rate risk. Based on conservative internal interest rate risk models and the assumption of a sustained rising rate environment, the Company expects net interest income to trend downward slightly throughout the next 12 months as mortgage related assets extend and funding costs rise quickly.  The expected decrease to net interest income could be approximately 2.74% or $654,000 in a 12 month period of rising rates of 200 basis points.

Non Interest Income

Non interest income remained relatively unchanged at $2.0 million for each of the quarters ended March 31, 2005 and 2004.

Equity in earnings from affiliate, which reflects the 40% ownership interest in Southern Trust Mortgage Company, LLC (STM), decreased 57.9% or $267,000 from $461,000 for the quarter ended March 31, 2004 to $194,000 for the same period in 2005.  STM closed $198.8 million in loans the first three months of 2005 with 61.1% of its production attributable to purchase money financings.  For the same period in 2004, STM had closed $195.4 million in loans during the first quarter with 60.0% of its production attributable to purchase money financings.  In February 2005, STM experienced a loan charge off which resulted in an approximate decrease in income of $56,000 for the Company.   The margins realized on sold loans continue to tighten as competition for purchase money financing increases.  However, STM is focused on adding more lending officers in several of its offices in order to increase its production efforts.  Additionally, two of the less profitable STM offices have recently been closed. STM also originated and closed $11.5 million in new construction loans during the three month period ended March 31, 2005. For the three month period ended March 31, 2004, $4.2 million in new construction loans were originated and closed.

Service charges, which include both deposit fees and certain loan fees, increased $60,000 or 13.6% to $500,000 for the quarter ended March 31, 2005, compared to $440,000 for the same period in 2004. The majority of the increase is attributable to service charges on deposits. In particular, ATM and Visa check card fees have increased approximately $22,000 for the three months ended March 31, 2005 when compared to the same period in 2004. Gilkison Patterson Investment Advisors, Inc. (GPIA), a wholly owned registered investment advisor, experienced a slight decrease in advisory fees for the quarter ended March 31, 2005. GPIA’s total fees were $518,000 for the three months ended March 31, 2005 compared to $545,000 for the same period in 2004. As of March 31, 2005, GPIA managed approximately $569.3 million in assets. At March 31, 2004, GPIA had managed approximately $594.0 million in assets. Tredegar Trust Company, a wholly owned trust subsidiary, produced fiduciary fees that increased 8.1% to $425,000 for the quarter ended March 31, 2005, compared to $393,000 for the same period in 2004. Assets under administration at Tredegar increased by $25.8 million or 6.4% from March 31, 2004 to $428.1 million at March 31, 2005. Fiduciary fees and investment advisory fees are based primarily upon the market value of the accounts under administration/management.

Investment sales fees increased 17.1% to $205,000 for the quarter ended March 31, 2005, compared to $175,000 for the same period in 2004.  A strategic decision was made late in the third quarter of 2003 to change the broker dealer clearing provider in the investment services department.  For a period of time after the system conversion, the investment services department had only two financial consultants during the first nine months of 2003.  This staffing adversely affected the level of revenue generated by the department during 2004.  The Company now has four financial consultants working inside several of the branches and expects continued improvement over 2004 results.

Income earned from the Bank’s $10.8 million investment in Bank Owned Life Insurance (BOLI) contributed $112,000 to total other income for the three months ended March 31, 2005.  The Company purchased $6.0 million of BOLI in the third quarter of 2004 and another $4.8 million in the fourth quarter of 2004 to help subsidize increasing employee benefit costs and expenses related to the restructure of its supplemental retirement plans.

The components of non interest income are presented in the table below:

	For the Quarter Ended
	March 31,
(in thousands)	2005	2004
Fees from Deposits and Loans	$ 500	$ 440
Fiduciary Fees	425	393
Investment Advisory Fees	518	545
Investment Sales Fees	205	175
Equity in Earnings from Affiliate	194	461
Other Income	134	29
Non Interest Income	$ 1,976	$ 2,043

Non Interest Expense

Non interest expense increased $859,000 or 20.2% to $5.1 million for the quarter ended March 31, 2005, compared to $4.3 million for the same period in 2004.  As anticipated by the Company, efficiency has been negatively impacted by increased operating expenses associated with the execution of its new business model.  However, when taken as a percentage of total average assets for the quarter ended March 31, 2005, the quarter’s non interest expense represents 0.83% of total average assets, only a slight increase over 0.82% for the same period in 2004.  The slight decrease in net interest margin from March 31, 2004 to March 31, 2005 has also negatively impacted the Company’s efficiency.

Additions to staff to support business development and retail branching have contributed to the increase in salaries and employee benefits. The Company employed approximately 15 more full time equivalent  employees at March 31, 2005 than it did at March 31, 2004.  Several experienced commercial lenders were hired to support business development efforts in both the Reston and Warrenton areas. Additionally, with the opening of the new Reston office in November 2004, various retail staff positions were added to the Company’s payroll. For the three month period ended March 31, 2005, non interest expense related to the Reston financial service center was $211,000.  Non interest expense related to the preparation of the Warrenton financial service center was nearly $62,000 for the quarter ended March 31, 2005.  With the increased investment sales production mentioned earlier, commissions paid on investment sales fees increased 25.9% to $107,000 for the quarter ended March 31, 2005 from $85,000 for the same period in 2004.  Net occupancy and equipment expense increased by $126,000 or 21.9% for the three months ended March 31, 2005 to $702,000 compared to

$576,000 for the same period in 2004. In addition to the increased occupancy costs related to the Company’s two new locations, the renovation and expansion of the Purcellville branch contributed nearly $32,000 to the increase due to additional depreciation and construction related costs related to that project.  Other expense increased 16.7% or $172,000 to $1.2 million at March 31, 2005 from $1.0 million at March 31, 2004. The $172,000 increase was attributed to increases in accounting/audit fees, computer expenses, courier expenses, and educational expense, all resulting from the Company’s growth.

The components of non interest expense are presented in the table below.

	For the Quarter Ended
	March 31,
(in thousands)	2005	2004

Salaries and Employee Benefits	$ 3,051	$ 2,494
Sales Commissions	107	85
Net Occupancy & Equipment	702	576
Advertising	61	79
Other Operating Expenses	1,199	1,027
Non Interest Expense	$ 5,120	$ 4,261

Total Consolidated Assets

Total assets increased 19.8% to $639.7 million at March 31, 2005 from $534.0 million at March 31, 2004.  Total loans, net of allowance for loan losses, increased 46.5% to $392.3 million at March 31, 2005 from $267.7 million at March 31, 2004.  Considering the current interest rate environment, the Company has been cautious about the amount and type of loan growth it has added to the loan portfolio.  Additional staff, a solid local economy and the relationship with STM contributed to the strong loan growth experienced.  Non-performing loans decreased to $89,000 or less than 0.1% of total loans outstanding at March 31, 2005.  The loan loss provision was $472,000 for the quarter ended March 31, 2005.  The allowance for loan losses was $3.9 million or 0.98% of total loans outstanding at March 31, 2005.  Net charge offs were $8,000 for the quarter ended March 31, 2005, compared to net recoveries of $18,000 for the quarter ended March 31, 2004.    Based upon internal analysis by the Company’s credit administration department, which factors among other things, the credit quality of the portfolio, the allowance for loan losses was deemed adequate at 0.98% of total loans outstanding.  The Company enjoys a long standing history of solid credit quality and continues to enjoy a strong growth market in which to operate.

The investment portfolio decreased $21.3 million or 11.2% to $169.7 million at March 31, 2005 compared to $191.0 million at March 31, 2004.  The net gain in market value of the investment securities portfolio has decreased approximately $3.5 million from March 31, 2004 to March 31, 2005. During 2004, management elected to utilize cash received from principal pay downs, maturities and calls to fund loan growth rather than re-invest into the investment portfolio.  This strategy has decreased the size of  investment portfolio.   In anticipation of rising interest rates, the Company has held to an investment strategy during the previous 18 months that focuses on keeping the portfolio relatively short by purchasing securities with maturities that on average do not exceed three years.  This strategy has impacted the Company’s earnings by decreasing the overall yield, but management believes the overall shorter duration is more desirable in the current interest rate environment.  At March 31, 2005, the tax equivalent yield on the investment portfolio was 4.95%.

Deposits and Other Borrowings

Deposits increased 15.8% to $450.2 million at March 31, 2005 from $388.7 million at March 31, 2004. The Bank has focused some of its media advertising on campaigns specifically targeted to grow checking accounts.

Securities sold under agreements to repurchase with commercial checking account clients totaled $23.8 million at March 31, 2005. Federal Home Loan Bank advances increased $44.9 million or 91.35% to $94.1 million at March 31, 2005 from $49.2 million at March 31, 2004.  The increased FHLB borrowings were utilized to subsidize the nearly $125.0 million in net loan growth experienced during the period from March 31, 2004 to March 31, 2005.

Equity

Shareholders’ equity increased 2.4% from $49.5 million at March 31, 2004 to $50.7 million at March 31, 2005.   During February 2005, the Company purchased 11,000 shares of its stock and retired the shares.  The book value of the Company at March 31, 2005 was $13.33 per common share.  Total common shares outstanding were 3,798,203 at March  31, 2005.

On March 16, 2005, the board of directors declared a $.19 per common share cash dividend for shareholders of record as of  April 6, 2005 and payable on April 22, 2005.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission.

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has three wholly owned subsidiaries, Middleburg Bank, Tredegar Trust Company, and Gilkison Patterson Investment Advisors, Inc.  Middleburg Bank serves Loudoun County and western Fauquier County, Virginia with six branches.  Tredegar Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg. Gilkison Patterson Investment Advisors, Inc. is a SEC registered investment advisor located in Alexandria, Virginia.

MIDDLEBURG FINANCIAL CORPORATION
FINANCIAL SUMMARY
(dollars in thousands, except per	For the Quarter Ended
share data)	March 31,
			%
	2005	2004	Change
SUMMARY OF OPERATIONS
Interest Income - Loans	$ 5,784	$ 4,193	37.9%
Interest Income - Investment & Other	1,908	2,129	-10.4%
Interest Expense - Deposits	938	702	33.6%
Interest Expense - Other Borrowings	1,131	744	52.0%
Net Interest Income	$ 5,623	$ 4,876	15.3%
Provision for Loan Losses	472	109	333.0%
Net Interest Income After Provision
for Loan Losses	$ 5,151	$ 4,767	8.1%
Non Interest Income	1,976	2,043	-3.3%
Net Securities Gains (Losses)	-	181	-100.0%
Non Interest Expense	5,120	4,261	20.2%
Income Before Taxes	$ 2,007	$ 2,730	-26.5%
Income Taxes	598	782	-23.5%
Net Income	$ 1,409	$ 1,948	-27.7%
PER SHARE DATA
Net Income - Basic	$ 0.37	$ 0.51	-27.5%
Net Income - Diluted	$ 0.36	$ 0.50	-28.0%
Cash Dividends	$ 0.19	$ 0.19	0.0%
Book Value	$ 13.33	$ 13.02	2.4%
Common Shares Outstanding	3,798,203	3,803,402
Average Shares Outstanding, Basic	3,802,732	3,803,148
Average Shares Outstanding, Diluted	3,911,890	3,922,024
PROFITABILITY RATIOS
Return on Average Assets	0.93%	1.49%
Return on Average Equity	11.09%	15.90%
Net Interest Margin (tax equivalent basis(1))	4.29%	4.31%
Efficiency Ratio (2)	64.97%	59.36%
Dividend Payout	51.28%	37.25%
CAPITAL RATIOS
Leverage Ratio	9.70%	10.30%
Risk-Based Capital Ratios
Tier 1 Capital Ratio	13.56%	14.13%
Total Capital Ratio	14.54%	15.34%
Equity to Assets	7.92%	9.27%
Tangible Equity to Tangible Assets	7.03%	8.16%
Loans to Deposits	89.91%	70.93%
ASSET QUALITY
Non-Performing Loans	$ 89	$ 838
Loans Past Due 90 Days or More	192	8
Allowance for Loan Losses	3,882	2,732
Net (recoveries) Charge-Offs	8	(18)
Non-Performing Loans to Loans	0.14%	0.31%
Allowance for Loan Losses to Loans	0.98%	1.01%
Net (recoveries) Charge-Offs to Average Loans	0.00%	-0.01%
Allowance for Loan Losses to
Non-Performing Loans	4372.40%	326.01%

AVERAGE BALANCES
Investment Securities Portfolio	$ 173,928	$ 195,226	-10.91%
Loans	365,951	264,330	38.44%
Earning Assets	552,695	472,462	16.98%
Assets	614,693	521,820	17.80%
Deposits	427,641	369,573	15.71%
Stockholders' Equity	51,541	49,012	5.16%
SELECTED FINANCIAL DATA AT PERIOD END
Investment Securities Portfolio	169,705	191,042
Loans, net of allowance for loan losses	392,267	267,737
Earning Assets	574,165	489,678
Assets	639,719	533,985
Deposits	450,199	388,717
Stockholders' Equity	50,675	49,502

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The  tax rate utilized is 35%.  For the quarters ended March 31, 2005 and 2004, net interest income on a tax equivalent basis was $5.8 million and $5.1 million, respectively.  See the table below for a reconciliation of net interest income to tax equivalent net interest income.

(2)

The efficiency ratio is calculated by dividing non interest expense by the sum of tax equivalent net interest income and non interest income excluding gains and losses on the investment portfolio.   For the quarters ended March 31, 2005 and 2004, net interest income on a tax equivalent basis was $5.8 million and $5.1 million, respectively.  For the quarters ended March 31, 2005 and March 31, 2004, tax equivalent net interest income was $5.8 million and $5.1 million, respectively. See the table below for a reconciliation of net interest income to tax equivalent net interest income. Total non interest income, excluding gains and losses on the investment portfolio, for the quarters ended March 31, 2005 and 2004, was $2.0 million and $2.1 million, respectively.

Reconciliation of Net Interest Income to

 Tax Equivalent Net Interest Income

	For the Quarter Ended
	March 31,
(in thousands)	2005	2004
GAAP measures:
Interest Income - Loans	$ 5,784	$ 4,193
Interest Income - Investments & Other	1,908	2,129
Interest Expense - Deposits	938	702
Interest Expense - Other Borrowings	1,131	744
Total Net Interest Income	$ 5,623	$ 4,876
Plus:
NON-GAAP measures:
Tax Benefit Realized on Non- Taxable Interest Income - Loans	$ 2	$ 2
Tax Benefit Realized on Non- Taxable Interest Income - Municipal Securities	216	227
Tax Benefit Realized on Non- Taxable Interest Income - Corporate Securities	1	-
Total Tax Benefit Realized on Non- Taxable Interest Income	$ 219	$ 229

Total Tax Equivalent Net Interest Income	$ 5,842	$ 5,105